Exhibit 99.3

News for Immediate Release

Contact: Alan Breitman

Chief Financial Officer

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, MA 02155

617.638.2065

First Marblehead Announces Agreement to be Acquired for US$5.05 Per Share in Cash

MEDFORD, MA, June 2, 2016 — The First Marblehead Corporation (NYSE: FMD) today announced that it has entered into a merger agreement to be acquired by FP Resources USA Inc., an entity beneficially owned by John Carter Risley of Nova Scotia, Canada, for US$5.05 per share in cash, in a transaction valued at approximately US$65.5 million. As of the date of the merger agreement, Mr. Risley beneficially owned approximately 14.9% of the outstanding shares of the Company’s common stock.

The per share merger consideration represents a premium of approximately 30.5% over today’s closing price per share of the Company’s common stock on the New York Stock Exchange and a premium of approximately 43.9% over the closing price per share of the Company’s common stock on the New York Stock Exchange on March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company.

The transaction was unanimously approved on June 2, 2016 by the Company’s board of directors, acting on the unanimous recommendation of a committee of independent directors.

Completion of the transaction is subject to customary closing conditions, including approval of the Company’s stockholders, and is expected to occur in the third calendar quarter of 2016. Certain stockholders have agreed to vote in favor of the transaction shares representing approximately 24.1% of the issued and outstanding shares of the Company’s common stock, subject to specified exceptions. The merger is not subject to any financing condition.

Sandler O’Neill + Partners, L.P. is acting as financial advisor to the Company’s independent committee and delivered a fairness opinion to the independent committee, and WilmerHale LLP is acting as legal counsel to the Company. Houlihan Lokey Capital, Inc. is acting as financial advisor to FP Resources USA Inc., and Choate, Hall & Stewart LLP is acting as legal counsel to FP Resources USA Inc.

About The First Marblehead Corporation

First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. First Marblehead offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services for lenders. For more information, please see www2.cology.com.

Important Additional Information Will Be Filed with the SEC

The Company plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the acquirer, the Company, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the acquirer and the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Investor Relations, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, emailing Investor Relations at Info@fmd.com or calling the Company’s toll-free number (800) 895-4283.

The Company, and its directors and executive officers, and the acquirer, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 and its Proxy Statement dated September 25, 2015, which are on file with the SEC. Any changes in holdings by the Company’s directors and executive officers of Company securities since the amounts reported in its Proxy Statement dated September 25, 2015 have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the SEC. In connection with the execution of the merger agreement, each of Daniel Meyers, the Company’s Chairman and Chief Executive Officer, and Seth Gelber, the Company’s Managing Director, President and Chief Operating Officer, entered into an employment agreement with the acquirer regarding the terms of his employment with the Company following the completion of the transaction. As of the date of the merger agreement, John Carter Risley, the beneficial owner of the acquirer, beneficially owned approximately 14.9% of the outstanding shares of the Company’s common stock. For a more complete description of Mr. Risley’s holdings, see the Schedule 13D filed by Mr. Risley with the SEC on August 19, 2015, as amended by Amendment No. 1 thereto, as filed by Mr. Risley with the SEC on March 25, 2016, and as may be further amended from time to time. A more complete description of the interests of the Company’s directors and executive officers and any other participants in the solicitation will be available in the Proxy Statement regarding the acquisition when it becomes available.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the proposed transaction between the acquirer and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for the Company and any other statements about the acquirer or the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 and its most recent quarterly report filed with the SEC. The acquirer and the Company disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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